EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements (Nos. 333-117566, 333-127824 and 333-170218) on Form S-3 of HKN, Inc. of our report dated March 2, 2012, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of HKN, Inc. for the year ended December 31, 2011.

/s/ Hein & Associates LLP
Dallas, Texas
March 2, 2012